Sun Communities, Inc.
Stock Ownership Guidelines

The Board of Directors of Sun Communities, Inc., a Maryland corporation (the "Company"), believes that significant ownership of the Company's stock by its executive officers and members of the Board of Directors helps to align the interests of the Company's management with those of its stockholders and is consistent with the Company's commitment to sound corporate governance.

Ownership:

These Stock Ownership Guidelines (the "Guidelines") provide that members of the Company's senior management who are considered executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, and non-employee members of the Company's Board of Directors, will be subject to an equity ownership guideline established as a multiple of annual base salary (calculated by dividing base salary by the closing price of the Company's common stock), as follows:

•Chairman and Chief Executive Officer -- six times (6x) base salary
•President and other executive officers -- three times (3x) base salary
•Non-employee directors -- three times (3x) annual cash retainer (exclusive of chairperson or committee fees)

Counting Shares Owned:

Only shares of the Company’s common stock that are owned in the following forms will be considered in determining whether an individual’s stock ownership goal has been achieved:

•Shares owned directly by the individual or his or her immediate family members residing in the same household
•Shares held in an individual’s IRA accounts
•Shares held in the Company’s 401(k) plan
•Shares owned by an individual under any Company sponsored restricted stock or other equity incentive plan, including any performance based share plan, regardless of the restrictions or risk of forfeiture
•Shares held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household
•Shares owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of his or her immediate family members residing in the same household) but only if the individual has or shares power to vote or dispose of the shares

For purposes of these Guidelines, shares shall include OP Units of Sun Communities Operating Limited Partnership.

Time for Compliance:

A covered individual is required to achieve compliance with these Guidelines by the later of (i) five years from the date of adoption of these Guidelines, (ii) five years from the date of promotion to the covered position, or (iii) five years from the start of employment (or directorship) with the Company.

Stock Retention Requirements:

Until such time as an executive officer or non-employee director covered by these Guidelines has achieved compliance with the Guidelines, or becomes non-compliant due to a reduction in stock price, they will be required to retain at least fifty percent (50%) of the "Net Shares" that are acquired as a result of the vesting of restricted stock until compliance is achieved or re-achieved. "Net Shares" are newly vested shares that are owned after newly vested shares are sold or withheld to pay applicable taxes.

Hardship and Waivers:

There may be instances in which the Guidelines would place a hardship on an individual covered by the Guidelines or prevent such individual from complying with a court order, such as a divorce settlement. In these instances, such individual must submit a request in writing to the Chief Executive Officer and the Company’s Nominating and Corporate Governance Committee summarizing the circumstances and describing the extent to which an exemption is being requested. The Nominating and Corporate Governance Committee shall make the final decision as to whether an exemption will be granted.

Effective as of July 14, 2014

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